UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2021
__________________________
bluebird bio, Inc.
(Exact name of Registrant as Specified in Its Charter)
_____________________________________________________________

Delaware	001-35966	13-3680878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (339) 499-9300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_____________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BLUE	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 29, 2021, the board of directors (the “Board”) of bluebird bio, Inc. (the “Company”) appointed Sarah Glickman to the Board as a Class II director and Najoh Tita-Reid to the Board as a Class III director, and increased the size of the board to eleven. Ms. Tita-Reid has been appointed as a member of the Nominating and Corporate Governance Committee and the Compensation Committee of the Board, effective upon the consummation of the planned separation of the Company’s oncology programs and portfolio from its severe genetic disease programs and portfolio through the spinoff of 2seventy bio, Inc. as an independent, publicly-traded Delaware corporation (the “Separation”). Ms. Glickman has not been appointed to any committees of the Board as of the date of this Current Report on Form 8-K. Upon effectiveness of 2seventy bio’s Registration Statement on Form 10, Ms. Glickman will also join the board of 2seventy bio and serve as the chair of the audit committee, and serve as a member of the compensation committee, of the board of 2seventy bio, and will resign from the Company’s Board upon consummation of the Separation.

Since September 2020, Sarah Glickman has served as the Chief Financial Officer for Criteo, a global technology company headquartered in Paris, France and listed on Nasdaq. Ms. Glickman jointly leads Criteo’s strategy to drive profitable long-term growth and shareholder value through transformational change, including M&A. Ms. Glickman's key responsibilities include leading all aspects of financial planning and reporting, investor relations, treasury, tax, controllership and internal controls. Ms. Glickman is also responsible for global IT, procurement and real estate. Prior to Criteo, Ms. Glickman was the acting Chief Financial Officer and Chief Transformation Officer of XPO Logistics in Greenwich, CT. Prior to XPO, she was the Chief Financial Officer for the Novartis Business Services division of Novartis AG, a global pharmaceutical company. Ms. Glickman spent ten years at Honeywell, Inc. and before held finance roles at Bristol-Myers Squibb and PricewaterhouseCoopers. Ms. Glickman is a Certified Public Accountant (US) and Fellow Chartered Accountant (UK) and graduated with a Bachelor of Arts in Economic and History, with honors, from the University of York in England.

Since April 2021, Najoh Tita-Reid has served as Global Chief Marketing Officer for Logitech, a global manufacturer of computer peripherals, software and services with headquarters in Switzerland and California. In her role, Ms. Tita-Reid is leading the transformation of the global marketing function and spearheading a strategic, digital-first and data-driven consumer and customer omnichannel experience. A multi-faceted executive with global marketing expertise, Ms. Tita-Reid has a record of strategic and operational ingenuity and transformation across complex organizations. Prior to her role at Logitech, Ms. Tita-Reid was Global Chief Marketing Officer and Executive Board Member for Hero-AG, a family-run healthy food company, and held leadership positions at Bayer PLC and Merck & Co, Inc. Ms. Tita-Reid spent 19 years at Procter & Gamble where she managed several multi-billion-dollar brands. She also led African American Marketing for P&G, the world’s largest advertiser, and created breakthrough marketing strategies, including “My Black is Beautiful,” which stands as a template for multi-cultural campaigns across industry today. Ms. Tita-Reid graduated with a Bachelor of Arts from Spelman College and holds an MBA from Fuqua School of Business at Duke University.

In connection with their appointments, on September 29, 2021, the Company granted each of Ms. Glickman and Ms. Tita-Reid a stock option to purchase 7,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price equal to the closing price per share of the Common Stock on the NASDAQ Global Select Market on September 29, 2021. Ms. Glickman and Ms. Tita-Reid were also each granted on September 29, 2021 restricted stock units for 4,663 shares of Common Stock. The stock options and restricted stock units vest ratably over three years in annual installments.

Neither Ms. Glickman nor Ms. Tita-Reid is party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements of understandings between Ms. Glickman or Ms. Tita-Reid, on the one hand, and any other persons, on the other hand, pursuant to which each of Ms. Glickman or Ms. Tita-Reid was elected as a director.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2021	bluebird bio, Inc.

	By:	/s/ Jason F. Cole
Jason F. Cole
Chief Operating and Legal Officer